Exhibit 99.1

Delta Apparel Reiterates Outlook

DULUTH, Ga.--(BUSINESS WIRE)--Delta Apparel, Inc. (AMEX: DLA) today confirmed its outlook for the fourth quarter and fiscal year ending June 28, 2008.

For the fourth quarter, the Company continues to expect sales to be in the range of $88 to $98 million and diluted earnings per share to be in the range of $0.40 to $0.46. For the full year, the Company continues to expect sales to be in the range of $305 to $315 million and diluted loss per share to be in the range of ($0.10) to ($0.16), inclusive of restructuring related expenses of ($0.39) per diluted share.

Robert W. Humphreys, President and Chief Executive Officer, commented “Despite the softening U.S. economy and ongoing challenges at retail, our business during the quarter has remained on plan. Over the past few months we have continued to expand our Junkfood business through our normal distribution channels as well as our partnership with GapKids and BabyGap. At the same time, our new Honduran manufacturing facility recently achieved its weekly production goal of 500,000 lbs per week and will continue to increase output into the next fiscal year. While some market segments are being impacted by the current weakness at retail, our broad distribution channels are allowing us to meet our overall sales and profitability targets.”

The Company noted that the bankruptcy filing of a customer will result in an increase in accounts receivable reserves, impacting earnings by approximately $0.06 per diluted share in its fourth fiscal quarter. The Company recognizes the potential of higher credit risk during current economic conditions and is closely monitoring its exposure. Despite these additional reserves, Delta Apparel, Inc. believes it will meet its previously announced earnings expectations for the fourth fiscal quarter.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,300 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in “Item 1A. Risk Factors” in our annual Report on Form 10-K for the fiscal year ended June 30, 2007 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200, ext. 6620
Chief Financial Officer
or
Integrated Corporate Relations
Investor Relations Contact:
Brendon Frey, 203-682-8200